Exhibit (12)(b)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 18, 2018

College Retirement Equities Fund

730 Third Avenue

New York, NY 10017-3206

Re:	College Retirement Equities Fund (File Nos. 33-00480 and File No. 811-04415)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 53 to CREF’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP